Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated February 16, 2022 relating to the financial statements of MGM Growth Properties LLC and the effectiveness of MGM Growth Properties LLC’s internal control over financial reporting, appearing as Exhibit 99.1 in the Current Report on Form 8-K of VICI Properties Inc. filed with the Securities and Exchange Commission on April 18, 2022. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte & Touche LLP

Las Vegas, Nevada

April 18, 2022